                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

               [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                 PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFT
                            DISCLOSEABLE TRANSACTION

--------------------------------------------------------------------------------
   On 20th December, 2005, the Company entered into the Agreement with Boeing Company regarding the purchase of four Boeing 737 NG series aircraft (with engines). The Agreement constitutes a discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange.
--------------------------------------------------------------------------------

THE AGREEMENT

On 20th December, 2005, the Company entered into the Agreement with Boeing Company regarding the purchase of the Aircraft in accordance with the terms and conditions thereof.

To the best knowledge, information and belief of the Company's directors having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired          :   The Aircraft (i.e. four Boeing 737 NG
                                     series aircraft (with engines)).

                                     Based on the information provided by Boeing
                                     Company, the total asset value of the
                                     Aircraft, as determined by reference to the relevant catalogue price supplied by Boeing Company, amounts in aggregate to approximately US$228.3 million
                                     (approximately HK$1.78 billion). The
                                     Company has not conducted any independent valuation on the Aircraft.

Consideration and                :   The aggregate consideration for the
  payment terms                      Aircraft, which was determined as a matter
                                     of commercial decision after arm's length negotiations, is less than the total asset value of the Aircraft as stated above. The consideration is payable by cash in United
                                     States dollars in instalments, and is (as currently contemplated) being funded principally by way of financing arrangements with banking or financial institutions.

Delivery                         :   The Aircraft are expected to be delivered
                                     to the Company in stages from August 2007 to October 2008.

GENERAL

The Company and                  :   The Company is principally engaged in the
  Boeing Company                     business of civil aviation.

                                     Boeing Company, to the knowledge of the
                                     Company's directors, is a company
                                     incorporated in the State of Delaware of the United States of America and is principally engaged in the business of aircraft manufacturing.

Reasons for entering             :   Approval of the Agreement has been obtained
  into the transaction               from the relevant PRC authority. The
  and benefits                       Company expects that the Aircraft will be
  expected to accrue                 introduced to satisfy the increasing demand
  to the Company                     in the domestic short to middle range
                                     passenger air-routes. It is also believed that the transaction will enhance the Company's market share and competitiveness in the market segment serving short to middle range air-routes, thereby improving its aviation network coverage and profitability. By utilising these advanced
                                     Aircraft, the Company will be able to
                                     provide safer and better quality services to domestic and international passengers.

                                     As mentioned above, the consideration is being funded principally by way of financial arrangements with banking or financial institutions. The transaction may therefore result in an increase in the Company's debt-to-equity ratio, but is not expected to impact on the Company's cash-flow position or its business operations.

                                     The Company's directors believe that the terms of the Agreement are fair and reasonable and in the interests of the Company's shareholders as a whole.

Discloseable transaction         :   The Agreement constitutes a discloseable
                                     transaction of the Company under the
                                     Listing Rules as applied by the Stock
                                     Exchange. The Company will issue and
                                     despatch to its shareholders a circular
                                     containing details of the Agreement in
                                     compliance with the Listing Rules.

DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:


"AGREEMENT"                   means the agreement entered into on 20th December,
                              2005 by the Company with Boeing Company regarding the purchase of the Aircraft;

"AIRCRAFT"                    means four Boeing 737 NG series aircraft (with
                              engines);

"BOEING COMPANY"              means Boeing Company, a company incorporated in
                              the State of Delaware of the United States of America;

"COMPANY"                     means [CHINESE CHARACTERS] (China Eastern Airlines
                              Corporation Limited), a joint stock limited company incorporated in the PRC with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock
                              Exchange, the Shanghai Stock Exchange and the New
                              York Stock Exchange, Inc., respectively;

"DIRECTORS"                   means the directors of the Company;

"HK$" means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"                   means the Hong Kong Special Administrative Region
                              of the People's Republic of China;

"LISTING RULES"               means the Rules Governing the Listing of
                              Securities on The Stock Exchange of Hong Kong
                              Limited;

"PRC"                         means the People's Republic of China;

"STOCK EXCHANGE"              means The Stock Exchange of Hong Kong Limited.

"US$" means United States dollar, the lawful currency of the United States of America.

For illustration purpose only, translation of US$ to HK$ is made in this announcement at the rate of US$1.00 to HK$7.78. No representation is made that any amount in HK$ or US$ could have been or could be converted at such rate or at any other rate or at all.

                                        By order of the board of the Directors
                                                CHINA EASTERN AIRLINES
                                                 CORPORATION LIMITED
                                                     LUO ZHUPING
                                            Director and Company Secretary

The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
20th December, 2005


                                     Page 3